EXHIBIT 99.1

1606 Corp. Receives up to $6 Million Investment Commitment to Acquire Power Assets and Advance AI and Data Center

PHOENIX, December 3, 2025 (GLOBE NEWSWIRE) — 1606 Corp. (OTCID: CBDW) (“1606” or the “Company”), a publicly traded company focused on AI and next-generation power infrastructure, today announced it has received a $6 million Investment Commitment Letter from ENMAS EPC Power Projects Limited to support the Company’s strategic growth and expansion initiatives. These initiatives include the potential acquisition of a power plant and buildout of AI and datacenter infrastructure.

The investment commitment provides for $6 million in funding and remains subject to the execution of definitive agreements, due diligence, and customary closing conditions. The capital is designated to accelerate and facilitate the Company’s potential acquisition of a power plant, power generation, and energy infrastructure for AI and data center operations, while supporting strategic acquisitions, corporate development, and operational scaling.

“This investment commitment reflects strong confidence in our strategy and long-term vision in our previously announced potential merger transaction with Sim Agro inc.,” said Austen Lambrecht, Chief Executive Officer of 1606 Corp. “As demand for AI computer and data center capacity continues to accelerate globally, scalable and reliable power has become one of the most critical bottlenecks in digital infrastructure. This capital will strengthen our ability to execute across power infrastructure, AI deployment, and next-generation data center initiatives.”

Sim Agro Inc. Term Sheet

The Company previously announced that it entered into an acquisition term sheet with Sim Agro Inc., a privately held power and sustainable energy company, under which Sim Agro inc. agreed to acquire a controlling interest in the Company. Sim Agro inc. also holds a first right of refusal to acquire a data center–capable warehouse and power plant. The previously announced term sheet outlines the Company’s strategic path into captive power generation and data center infrastructure development for AI and next-generation digital operations.

About Sim Agro Inc.

Sim Agro Inc. is a privately held power-plant operations and energy-infrastructure company with extensive international experience in high-efficiency energy generation projects. Led by President Dr. Karthik Raghavan PhD, Sim Agro Inc. and their team have built and operated plants in India, Europe, South Korea, the Middle East, and the U.S., and continues to expand its portfolio of energy assets. The company is now entering the data-center sector, developing scalable and reliable power solutions and data center infrastructure with partners to support critical digital infrastructure worldwide.

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About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI. Our team includes industry experts with over 50 years of experience in the technology sector. Director Gowri Shankar is an experienced executive who has grown companies and teams. He is a strong business development professional, skilled in SAAS, Mobile Advertising, Mobile Content, E-commerce, and Venture Capital. Mr. Shankar has and does serve boards of both public and private companies. Gowri also sits on the board of the TIE group in Seattle and hosts the podcast from Startup to Exit. Our other director Venu Aravamudan has 30+ years of experience as a software engineering and products leader delivering leading edge offerings for enterprise customers. He was most recently SVP of Engineering for Oracle’s cloud platform and identity, prior roles have included SVP & GM at F5 Networks where he developed the first generation of F5’s cloud services offerings, General Manager at Amazon/AWS RDS leading cloud database offerings and similar senior roles at Limelight Networks, VMware and Microsoft. Both have done extensive work in developing AI programs for Private and large companies. Our CEO Austen Lambrecht has been running all aspects of the public company including corporate operations, compliance, and accounting for four years. 1606 Corp. has successfully launched AI chatbot programs, been current and filed required disclosures on time under his leadership.

For more information, please visit cbdw.ai.

Industry Information:

Power Assets for Supplying Captive Energy to Data Centers and AI

The global captive power generation market, valued at approximately $227.9 billion in 2025, is projected to reach $310.9 billion by 2030, representing a compound annual growth rate (CAGR) of 6.4%.¹ Within this, the data center power infrastructure market is expected to expand from $20.2 billion in 2024 to $42.4 billion by 2030, growing at a CAGR of 13.2%.²

Driven by the rapid expansion of AI workloads and high-density computing, global data center electricity demand is forecast to more than double, rising from 61.8 GW in 2025 to 134.4 GW by 2030.³ This accelerating demand is fueling investments in captive and on-site power assets — including renewable microgrids, battery storage, and modular generation systems — as operators seek energy security, cost control, and sustainability.

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Captive energy systems are increasingly viewed as critical enablers of AI infrastructure, ensuring reliable, low-latency power delivery for compute-intensive operations. As grid congestion and connection delays intensify, these private generation assets offer a strategic advantage for hyperscalers and colocation providers alike. The sector’s evolution toward renewable and hybrid energy models presents a long-term growth opportunity for investors focused on infrastructure, clean energy, and digital transformation.⁴

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to reliance on unaudited statements, the Company's need for additional funding, the impact of competitive products and services and pricing, the demand for the Company's products and services, and other risks that are detailed from time-to-time in the Company's filings with the SEC. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in the Company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports, and in other documents the Company has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

1606 Contact

Austen Lambrecht

CEO, 1606 Corp.

austen@1606corp.com

cbdw.ai

Sim Agro inc. Contact

www.simagroinc.com

Karthik Raghavan

President, Sim Agro inc.

info@simagroinc.com

+1 (513) 488-9290

1. Mordor Intelligence – Captive Power Plant Market Report

2. Grand View Research – Data Center Power Market Size & Trends

3. S&P Global – Data Center Grid Power Demand Forecast

4. Deloitte Insights – GenAI Power Consumption and Sustainable Data Centers

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